Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st day of April, 2002, between NetBank, Inc. (the “Company”), a Georgia corporation, and Charles E. Mapson (the “Executive”), a resident of the State of Florida, to be effective as of the date described in Section 1.10 hereof.

RECITALS:

The Company desires to employ the Executive and the Executive desires to accept such employment.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.  Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1           “Agreement” shall mean this Agreement and any Annexes and Exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2           “Affiliate” shall mean any business entity that controls, is controlled by, or is under common control with, the Company.

1.3           “Average Monthly Compensation” shall mean the quotient determined by dividing (A) the sum of (i) the Executive’s Base Salary and (ii) Executive maximum Incentive Compensation (as defined in Section 4.2(a)) for the year of termination by (B) twelve (12).

1.4           “Base Salary” shall have the meaning set forth in Annex A.

1.5           “Business of the Company” shall mean the business conducted by the Company and its Affiliates, which is currently banking, residential mortgage lending, commercial lending and leasing and provision of other financial services.

1.6           “Cause” shall mean:

1.6.1        With respect to termination by the Company,

(a) a material breach of the terms of this Agreement by the Executive (including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, or a breach of any representation or warranty of the Executive set forth herein); which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Company; or

(b) conduct by the Executive that amounts to personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or willful violation of any final cease and desist order applicable to the Executive.

1.6.2        With respect to termination by the Executive,

(a) a material diminution in the powers, responsibilities or duties of Executive;

(b)  a material breach of the terms of this Agreement by the Company that remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Company by the Executive; or

(c)  any requirement by the Company that the Executive’s services be rendered primarily at a location or locations other than the Business Location set forth in Annex A.

1.7           “Change in Control” has the meaning set forth in Annex B attached hereto.

1.8           “Permanent Disability” shall mean the total inability of the Executive to perform his duties under this Agreement for a period of ninety (90) consecutive days as certified by a physician chosen by the Company and reasonably acceptable to the Executive; provided, however, if the Executive is covered by a disability insurance policy, the term “Permanent Disability” shall have the meaning set forth in such policy.

1.9           “Proprietary Information” shall mean:

(a)           Information related to the Company or any Affiliate,

(i) which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and

(ii) which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and -

(b) All tangible reproductions or embodiments of such information.

Assuming the criteria in (a)(i) and (a)(ii) above are satisfied, Proprietary Information includes, but is not limited to, technical and non-technical data related to the compilations, programs, methods, techniques, finances, actual or potential customers and suppliers, existing and future products, and employees of the Company or its Affiliates. Proprietary Information also includes information which has been disclosed to the Company or its Affiliates by a third party and which the Company or any Affiliate is obligated to treat as confidential.

1.10         “Term” means the period commencing on the date on which the Merger (as defined in the Agreement and Plan of Merger dated as of November 18, 2001 by and between the Company, Resource Bancshares Mortgage Group, Inc. and Palmetto Acquisition Corp.) is consummated and ending on the second anniversary of such date.  Notwithstanding the foregoing, in the event the Merger does not occur, this Agreement shall be void.

2.  Duties.

2.1           The Executive is employed in the position set forth in Annex A and, subject to the direction of the Chief Executive Officer of the Company, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Company in connection with the conduct of its business. The duties and responsibilities of the Executive are include those set forth on Annex A attached hereto as well as such other duties from time to time established by the Chief Executive Officer.

2.2           In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall: (a) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted), and faithfully and industriously perform such duties; (b) diligently follow and implement all management policies and decisions communicated to him by the Chief Executive Officer of the Company; and (c) timely prepare and forward to the Chief Executive Officer of the Company all reports and accounting as may be requested of the Executive.

2.3           The Executive shall devote substantially his entire business time, attention and energies to the Business of the Company and shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity which is competitive in nature; or interferes with his ability to perform his duties fully; or which promotes an activity inconsistent with the nature or status of the Company, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from (a) investing his personal assets in businesses which (subject to item (b) below) are not in competition with the Business of the Company and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor, (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Company, and (c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as such activity does not materially interfere with the performance of his duties hereunder.

3.  Term and Termination.

3.1           Term. This Agreement shall remain in effect for the Term.  However, notwithstanding the provisions of Section 1.10, this Agreement shall terminate upon the death or Permanent Disability of Executive.

3.2           Termination.  During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1 By the Company:

(a)  For Cause, with no prior notice except as provided in Section 1.6.1; or

(b) Without Cause at any time, provided that the Company shall give the Executive thirty (30) days prior written notice of its intent to terminate.

3.2.2 By the Executive:

(a)  For Cause, with no prior notice except as provided in Section 1.6.2; or

(b) Without Cause, provided that the Executive shall give the Company thirty (30) days prior written notice of his intent to terminate.

3.2.3         By the Executive following a Change in Control of the Company, provided that the Executive shall give written notice to the Company of his intention to terminate this Agreement and terminates employment prior to the expiration of the Term.

3.2.4        At any time upon mutual, written agreement of the parties.

3.3           Effect of Termination. The effect of termination of the employment of theExecutive pursuant to Section 3.2 shall be as set forth in this Section 3.3:

3.3.1        In the event of termination by the Company:

(a)  For Cause, pursuant to Section 3.2.1(a), the Company shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination;

(b) Without Cause, pursuant to Section 3.2.1(b), the Company shall be required to meet its obligations to the Executive under Section 3.4 below.

3.3.2        In the event of termination by the Executive:

(a)  For Cause, pursuant to Section 3.2.2(a), the Company shall be required to meet its obligations to the Executive under Section 3.4 below.

(b) Without Cause, pursuant to Section 3.2.2(b), the Company shall have no further obligation to the Executive, except for the payment of any amounts due and owing under Section 4 on the effective date of termination.

3.3.3        In the event of termination by the Executive in connection with a Change in Control pursuant to Section 3.2.3, the Company shall be required to meet its obligations to the Executive under Section 3.4 below.

3.3.4        In the event of termination upon mutual agreement of the parties pursuant to Section 3.2.4, the Company shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4.1 on the effective date of termination unless otherwise set forth in the written agreement.

3.3.5        Notwithstanding anything in this Section 3.3 to the contrary, following any termination of the Executive’s employment, the Executive shall be entitled to receive benefits pursuant to the employee benefit plans in which the Executive participated during his employment with Company in accordance with the terms of such plans.

3.4           Termination Payments. In the event Executive’s employment is terminated under this Agreement prior to the expiration of the Term pursuant to Section 3.3.1(b), Section 3.3.2(a), or Section 3.3.3, the Company shall pay to the Executive as severance pay and liquidated damages a lump sum amount equal to the product of the (a) Average Monthly Compensation multiplied by (b) Twenty-Four (24), which amount shall be in lieu of any other severance benefits that the Executive might otherwise have been entitled to under any other plan, practice, arrangement or agreement of the Company.  In addition, for a period of twenty-four months following the effective date of the termination (the “Severance Period”), the Company may continue to provide to the Executive, to the extent practicable, the benefits described in Section 4.3; provided, however, that in lieu of providing health benefits, the Company shall pay the Executive an amount equal to the difference between (x) the cost of COBRA health continuation coverage that would be charged by the Company to a former employee and eligible dependents for the greater of the Severance Period or the period during which the Executive and his eligible dependents are entitled to COBRA health continuation coverage from the Company and (y) the amount for which the Executive would have been responsible to pay under the health benefit plans in effect for the Executive immediately prior to his termination.  To the extent the Company determines that the continuation of any other benefits by the Company is not practicable, the Company shall pay the Executive an amount equal to what would have been the Company’s cost of providing the coverage for such benefits during the Severance Period to the Executive and his eligible dependents as if the coverage had continued.  Notwithstanding the above provisions of this Section 3.4, the Company may elect to retain the Executive on the payroll of the Company or an Affiliate (with existing benefits continuing through standard payroll deduction) for all or any part of the Severance Period in lieu of the payment of a lump sum; provided that such election by the Company shall not reduce the total amount due to Executive by the Company pursuant to this Section 3.4.

Notwithstanding any other provision of this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and the other payments and benefits which the

Executive has the right to receive from the Company (the “Total Payments”) would constitute a  “parachute payment,” as defined in Section 28OG(b)(2) of the Internal Revenue Code, as amended (the “Code”), the Executive shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive and the amount of any excise taxes payable by the Executive pursuant to Section 4999 of the Code (the “Excise Taxes”)) if the Executive were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes and Excise Taxes payable by the Executive) if the Executive were to receive the maximum amount of the Total Payments that the Executive could receive without being subject to the Excise Tax (the “Reduced Payments”), in which case the Executive shall be entitled only to the Reduced Payments. If the Executive is to receive the Reduced Payments, the Executive shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

3.5           Vesting in Executive Benefits.  In the event the Executive’s employment is terminated under this Agreement prior to the expiration of the Term pursuant to Section 3.2.1(b), Section 3.2.2(a), or Section 3.2.3, all benefits and entitlements of Executive under any plan established for executives of the Company shall fully vest at the end of the Severance Period, unless otherwise prohibited by law.

4.  Compensation.  The Executive shall receive the following salary and benefits:

4.1           Base Salary. During the Term, the Executive shall be compensated at an annual rate equal to the Base Salary set forth in Annex A. The Base Salary and performance shall be reviewed by the Chief Executive Officer annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Chief Executive Officer. Such salary shall be payable in accordance with the Company’s normal payroll practices.

4.2           Incentive Compensation.

(a)           The Executive shall be eligible for an annual incentive bonus determined in accordance with the provisions of Annex A attached hereto (the “Incentive Compensation”).

(b)           The Executive shall be entitled to participate in such stock option programs as are made available to senior management of the Company from time to time. Any options granted will comply in all respects with the terms of the NetBank, Inc. Stock Option Plan.

4.3           Benefits.

(a)           In addition to the Base Salary and Incentive Compensation, the Executive shall be entitled to such other benefits as may be available from time to time for employees of the Company.  All such benefits shall be awarded and administered in accordance with the Company’s standard policies and practices. Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits, and such other benefits as the Company deems appropriate.

(b)           The Company specifically agrees to reimburse the Executive for reasonable business expenses incurred by him in performance of his duties hereunder, as approved from time to time by the Chief Executive Officer; provided that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Company and in sufficient detail to comply with Internal Revenue Service regulations.

(c)           On a non-cumulative basis the Executive shall be entitled to four weeks of vacation each year, during which his compensation shall be paid in full, and which shall be taken as approved in advance by the Company, taking into account the requirements of the Company.

4.4           Withholding. The Company may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5.  Proprietary Information.

5.1           Treatment of Proprietary Information.  As a management official of the Company, the Executive has access to Proprietary Information. The Executive agrees to maintain the confidentiality of all Proprietary Information throughout the Term and after the termination of this Agreement.

5.2           Obligations of Executive.  During the period described in Section 5.1, the Executive will hold the Proprietary Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Proprietary Information except to the extent necessary to perform the duties assigned to him by the Company.

5.3           Delivery upon Termination. Upon termination of his employment with the Company, the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Proprietary Information then in his possession or control.

6.  Non-Solicitation.  The Executive agrees that during his employment by the Company and, in the event of his termination, other than pursuant to Sections 3.2.1(b) or 3.2.2(a), for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Company) on his own behalf or in the service or on behalf of others, do any of the following:

6.1           Customers.  Solicit, divert or appropriate, or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Company’s customers, including actively-sought prospective customers, with whom the Executive has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with those provided by the Company or its Affiliates.

6.2           Vendors.  Solicit, divert or appropriate, or attempt to solicit, divert or appropriate, directly or by assisting others, any products any products or services being provided to the Company from any of its vendors with whom the Executive has or had material contact during the last two (2) years of his employment to the extent such solicitation, diversion or appropriation would interfere with any such vendor’s ability to continue to provide the products or services to the Company or its Affiliates in the same manner and to the same extent as those provided to the Company or its Affiliates immediately prior to the Executive’s actions.

6.2           Employees.  Solicit, recruit or hire away, or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Company or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Company or its Affiliates, and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

7.  Non-Competition.  The Executive agrees that during his employment by the Company and, in the event of his termination, other than pursuant to Sections 3.2.1(b) or 3.2.2(a), for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Company), within the Non-Competition Area (as defined in Annex A), either directly or indirectly, on his own behalf or in the service or on behalf of others, in any capacity which involves duties and responsibilities similar to those undertaken for the Company, engage in any business which is the same as or essentially the same as the Business of the Company.

8.  Remedies.  The Executive agrees that the covenants contained in Sections 5 through 7 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Company; and that irreparable loss and damage will be suffered by the Company should he breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Company shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Company and the Executive agree that all remedies available to the Company or the Executive, as applicable, shall be cumulative.

9.  Severability.  The parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement, and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

10.  Notice.  All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)

If to the Company, to it at:

NetBank, Inc.

Royal Centre Three

Suite 100

Alpharetta, Georgia 30022

Attn:  Chief Human Resources Executive

(ii)

If to the Executive, to him at:

11.  Assignment.  Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto.

12.  Waiver.  A waiver by the Company of any breach of this Agreement by the Executive shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

13.  Attorneys’ Fees.   In the event of litigation between the parties concerning this Agreement, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

14.  Applicable Law.  This Agreement shall be construed and enforced under and in accordance with Federal law, where applicable, and then with the laws of the State of Georgia.

15.  Entire Agreement; No Additional Benefit.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the Company or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.   The Executive and the Company acknowledge that, as of the date on which the Term commences, this Agreement supersedes any employment agreement between the Executive and Resource

Bancshares Mortgage Group, Inc. and/or any Affiliate thereof (collectively, “RBMG”) and any other agreement between them concerning the subject matter hereof, including any change in control agreement between the Executive and RBMG.  The Executive and the Company also acknowledge that even though the Executive may be paid from the payroll of a direct or indirect subsidiary of the Company, the Executive is entitled to no additional employment benefits than those from the Company as set forth herein.

16.  Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

17.  Survival. The obligations of the Executive pursuant to Sections 5, 6 and 7 shall survive the termination of the employment of the Executive hereunder.

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement as of the date first shown above.

THE COMPANY:

NETBANK, INC.

By:	/s/ Douglas K. Freeman
Name: Douglas K. Freeman
Title: Chief Executive Officer

THE EXECUTIVE:

/s/ Charles E. Mapson
Charles E. Mapson

Annex A

Position:	Chief Legal Executive

Duties and Responsibilities:

Report directly to the Chief Executive Officer of the Company; Responsibility for all legal, compliance, corporate governance and regulatory relations activities of the Company and its subsidiaries, and ensure that such activities are consistent with the strategic plan of the Company.

Base Salary:	$150,000.00

Incentive Compensation:	Potential of $112,500.00

Business Location:	Other than for periods spent traveling in connection with the performance of the Executive’s duties hereunder, the Executive shall be based in Jacksonville, Florida.

Non-Competition Area:	Within a radius of one hundred (100) miles from the location of the Business Location.

Annex B

“Change in Control” means any one of the following events:

(1)           the acquisition by any individual, entity or “group”, within the meaning of Section 13(d) (3) or Section 14(d) (2) of the Securities Exchange Act of 1934, as amended, (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this paragraph (1) of this definition, the following shall not be deemed to result in a Change in Control, (i) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company, in which case any such subsequent acquisition shall be deemed to be a Change in Control; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iii) any acquisition by merger, consolidation, share exchange, combination, reorganization, sale or transfer or like transaction that is NOT otherwise described in paragraph (2) or (4) below as long as no Person (other than an employee benefit plan or related trust sponsored or maintained by the Company, any corporation controlled by the Company or any company resulting from such business combination) obtains beneficial ownership of twenty-five percent (25%) or more of the then Outstanding Voting Securities;

(2)           a merger, consolidation, share exchange, combination, reorganization or like transaction involving the Company in which the stockholders of the Company immediately prior to such transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company or its successor immediately after such transaction;

(3)           the sale or transfer (other than as security for the Company’s obligations) of more than fifty percent (50%) of the assets of the Company in any one transaction, a series of related transactions or a series of transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction;

(4)           the sale or transfer of more than fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company by the holders thereof in any one transaction, a series of related transactions or a series of transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction; or

(5)           the dissolution or liquidation of the Company.